As filed with the Securities and Exchange Commission on April 11, 2014

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1166660
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
(301) 429-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter D. Thompson
Executive Vice President and Chief Financial Officer
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
(301) 429-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael Plantamura
Vice President and General Counsel
1010 Wayne Avenue, 4th Floor
Silver Spring, Maryland 20910
(301) 429-3200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]	Smaller reporting company [ ]
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Aggregate Price	Aggregate Offering	Amount of
Securities To Be Registered	Registered (1)	Per Unit (1)	Price (2)(3)	Registration Fee (3)

Class D Common Stock, $0.001 par value per share	$100,000,000	-	$100,000,000	$12,880

1.
Not applicable pursuant to Form S-3 General Instruction II.D. The proposed maximum offering price per share will be determined from time to time by the Registrant in connection with, and at the time of, the issuance of the securities.

2.
Such indeterminate principal amount, as may from time to time be issued at indeterminate prices in U.S. Dollars. The aggregate maximum offering price of all securities issued pursuant to this registration statement shall not have a maximum aggregate offering price that exceeds $100,000,000.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such  indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of splits, security dividends or similar transactions.

3.	The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 11, 2014

RADIO ONE, INC.

$100,000,000

Shares of Class D Common Stock

We may, from time to time, offer to sell up to $100,000,000 of shares of our Class D common stock described in this prospectus at prices and on terms described in one or more supplements to this prospectus.

Each time we sell securities pursuant to this prospectus, we will provide the specific terms of the securities offered in a supplement to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those securities being offered.

Shares of our Class D common stock may be offered and sold through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

As of April 4, 2014, the aggregate market value of our outstanding shares of our Class D common stock held by non-affiliates was approximately $124,054,867, based on 39,435,103 shares of outstanding Class D common stock, of which approximately 25,578,323 shares were held by non-affiliates, and a price of $4.85 per share, which was the last reported sale price of our Class D common stock on the NASDAQ Stock Market on April 4, 2014. In addition, the aggregate market value of our outstanding shares of our Class A common stock held by non-affiliates was approximately $8,025,926, based on 2,344,968 shares of outstanding Class A common stock, of which approximately 1,672,068 shares were held by non-affiliates, and a price of $4.80 per share, which was the last reported sale price of our Class A common stock on the NASDAQ Stock Market on April 4, 2014.  We are not registering shares of our Class A common stock under this prospectus or any supplement hereto.

Our Class D common stock is traded on the NASDAQ Stock Market under the symbol “ROIAK.”

An investment in our securities involves a high degree of risk. Before you invest, you should carefully read this prospectus, including the Risk Factors beginning on page 4 of this prospectus, together with any prospectus supplement and the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2014

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
USE OF PROCEEDS	21
PLAN OF DISTRIBUTION	22
DESCRIPTION OF SECURITIES TO BE REGISTERED	26
LEGAL MATTERS	26
EXPERTS	26
INCORPORATION BY REFERENCE	27
WHERE YOU CAN FIND MORE INFORMATION	28

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $100,000,000. We have provided to you in this prospectus a general description of the securities that may be offered. Each time securities are sold pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus is accurate only as of the date of those respective documents. You should read this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the prospectus entitled “Incorporation by Reference.”

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus incorporates by reference important information that is not contained in this prospectus but that is contained in documents that we file with the SEC. You may read and obtain copies of these documents and the other reports we file with the SEC at the SEC’s web site, www.sec.gov, or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Our functional currency is the United States dollar.  All references to “dollars” or “$” are to United States dollars.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used in this prospectus, “we,” “us,” “Radio One” and “our” refer to Radio One, Inc., a Delaware corporation.

Summary of Our Business

Radio One, Inc., a Delaware corporation, and its subsidiaries (collectively, “Radio One,” “the Company,” “we,” “our” and/or “us”) is an urban-oriented, multi-media company that primarily targets African-American and urban consumers. Our core business is our radio broadcasting franchise that is the largest radio broadcasting operation that targets African-American and/or urban listeners. As of December 31, 2013, we owned and/or operated 54 broadcast stations located in 16 urban markets in the United States.  While our primary source of revenue is the sale of local and national advertising for broadcast on our radio stations, our strategy is to operate the premier multi-media entertainment and information content provider targeting African-American and urban consumers. Thus, we have diversified our revenue streams by making acquisitions and investments in other complementary media properties. Our other media interests include our approximately 51.9% controlling ownership interest in TV One, LLC (“TV One”), an African-American targeted cable television network; an 80.0% ownership interest in Reach Media, Inc. (“Reach Media”), which operates the Tom Joyner Morning Show and our other syndicated programming assets, including the  Russ Parr Morning Show, the Yolanda Adams Morning Show, the Rickey Smiley Morning Show, Bishop T.D. Jakes’ “Empowering Moments”, and the Reverend Al Sharpton Show; and our ownership of Interactive One, LLC (“Interactive One”), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily and HelloBeautiful and social networking websites, including BlackPlanet and MiGente.  Through our national multi-media presence, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audience. Recently, the Company has executed a letter of intent with MGM to partner to develop a world-class casino property, MGM National Harbor, located in Prince George’s County, Maryland.  This investment further diversifies our platform in the entertainment industry while still focusing on our core demographic.

Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Incorporation by Reference” and “Where You Can Find More Information.” Our principal corporate and executive offices are located at 1010 Wayne Avenue, 14th Floor, Silver Spring, Maryland 20910.  Our telephone number is (301) 429-3200. We maintain a website at http://www.radio-one.com. Information contained on our website is not part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, and the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements do not relay historical facts, but rather reflect our current expectations concerning future operations, results and events. All statements other than statements of historical fact are “forward-looking statements” including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. You can identify some of these forward-looking statements by our use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “likely,” “may,” “estimates” and similar expressions.  You can also identify a forward-looking statement in that such statements discuss matters in a way that anticipates operations, results or events that have not already occurred but rather will or may occur in future periods.  We cannot guarantee that we will achieve any forward-looking plans, intentions, results, operations or expectations.  Because these statements apply to future events, they are subject to risks and uncertainties, some of which are beyond our control that could cause actual results to differ materially from those forecasted or anticipated in the forward-looking statements.  These risks, uncertainties and factors include (in no particular order), but are not limited to:

·
economic sluggishness and volatility, credit and equity market unpredictability, high unemployment and continued fluctuations in the U.S. and other world economies may have on our business and financial condition and the business and financial conditions of our advertisers;

·	our high degree of leverage and potential inability to refinance certain portions of our debt or finance other strategic transactions given fluctuations in market conditions;

·
fluctuations in the U.S. economy and the local economies of the markets in which we operate could negatively impact our ability to meet our cash needs and our ability to maintain compliance with our debt covenants;

·	fluctuations in the demand for advertising across our various media given the current economic environment;

·	risks associated with the implementation and execution of our business diversification strategy;

·	increased competition in our markets and in the radio broadcasting and media industries;

·	changes in media audience ratings and measurement technologies and methodologies;

·	regulation by the Federal Communications Commission (“FCC”) relative to maintaining our broadcasting licenses, enacting media ownership rules and enforcing of indecency rules;

·	changes in our key personnel and on-air talent;

·	increases in the costs of our programming, including on-air talent and content acquisitions costs;

·	financial losses that may be incurred due to impairment charges against our broadcasting licenses, goodwill and other intangible assets, particularly in light of the current economic environment;

·	increased competition from new media distribution platforms and technologies;

·	the impact of our acquisitions, dispositions and similar transactions as well as consolidation in industries in which we operate and our advertisers operate; and

·
other factors mentioned in our filings with the Securities and Exchange Commission (“SEC”) including the factors discussed in detail in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013.

You should not place undue reliance on these forward-looking statements, which reflect our views as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

RISK FACTORS

For an enterprise as large and complex as ours, a wide range of factors could affect our business and financial results. The factors described below are considered to be the most significant, but are not listed in any particular order. There may be other currently unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. The following discussion of risk factors should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes attached to our Annual Report on Form 10-K for the year ended December 31, 2013.

Risks Related to the Nature and Operations of Our Business

The state and condition of the global financial markets and fluctuations in the global and U.S. economies may have an unpredictable impact on our business and financial condition.

The global equity and credit markets continue to experience high levels of volatility and disruption. At various points in time, the markets have produced downward pressure on stock prices and limited credit capacity for certain companies without regard to those companies’ underlying financial strength. In addition, sluggishness in the global and U.S. economies has produced concern over public and private debt levels, high unemployment, a drop in consumer confidence and spending and continued slowness in the U.S. housing market. These factors have impacted corporate profits and resulted in cutbacks in advertising budgets. If the economic sluggishness and/or current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience a further adverse effect, which may be material, on our business, financial condition, results of operations and our ability to access capital. For example, any worsening of the economy, credit markets, continuing geopolitical uncertainty, a continuation of market volatility or further weakness in consumer spending could continue to adversely impact the overall demand for advertising. Such a result could have a negative effect on our revenues and results of operations. In addition, our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so, which could have an impact on our flexibility to react to changing economic and business conditions.

Any deterioration of the economy’s ongoing gradual recovery could negatively impact our ability to meet our cash needs and our ability to maintain compliance with our debt covenants.

We believe we will be able to maintain compliance with the covenants contained in our senior credit facility for the foreseeable future. This belief is based on our most recent revenue, operating income and cash flow projections. Our projections, however, are highly dependent on the continuation of the gradually improving economic and advertising environments, and any adverse fluctuations, or other unforeseen circumstances, may negatively impact our operations beyond those assumed by management. If economic conditions do not continue to improve, or deteriorate, or if other adverse factors outside our control arise, our operations could be negatively impacted, which could prevent us from maintaining compliance with our debt covenants. If it appears that we could not meet our liquidity needs or that noncompliance with debt covenants is likely, we would implement remedial measures (as we have done in the past), which could include, but not be limited to, operating cost and capital expenditure reductions and deferrals and seeking our share of distributions from TV One to the extent not already received (which cannot be assured). In addition, we could implement further de-leveraging actions, which may include, but not be limited to, other debt repayments, subject to our available liquidity and contractual ability to make such repayments and/or debt refinancings and amendments.

We have historically incurred net losses which could continue into the future.

We have historically reported net losses in our consolidated statements of operations, due mostly in part to recording non-cash impairment charges for write-downs to radio broadcasting licenses and goodwill, interest expense (both cash and non-cash), net losses incurred for discontinued operations and revenue declines caused by weakened advertising demand resulting from the current economic environment. For the years ended December 31, 2013 and 2012, we experienced net losses of approximately $62.0 million and $66.9 million, respectively. These results have had a negative impact on our financial condition and could be exacerbated given the current economic climate. If these trends continue in the future, they could have a material adverse effect on our financial condition.

Our revenue is substantially dependent on spending and allocation decisions by advertisers, and seasonality and/or weakening economic conditions may have an impact upon our business.

Substantially all of our revenue is derived from sales of advertisements and program sponsorships to local and national advertisers. Any reduction in advertising expenditures or changes in advertisers’ spending priorities and/or allocations across different types of media or programming could have an adverse effect on the Company’s revenues and results of operations. We do not obtain long-term commitments from our advertisers and advertisers may cancel, reduce or postpone advertisements without penalty, which could adversely affect our revenue. Seasonal net revenue fluctuations are common in the media industries and are due primarily to fluctuations in advertising expenditures by local and national advertisers. In addition, advertising revenues in even-numbered years tend to benefit from advertising placed by candidates for political offices. The effects of such seasonality (including weather), combined with the severe structural changes that have occurred in the U.S. economy, make it difficult to estimate future operating results based on the previous results of any specific quarter and may adversely affect operating results.

Advertising expenditures also tend to be cyclical and reflect general economic conditions both nationally and locally. Because we derive a substantial portion of our revenues from the sale of advertising, a decline or delay in advertising expenditures could reduce our revenues or hinder our ability to increase these revenues. Advertising expenditures by companies in certain sectors of the economy, including the automotive, financial, entertainment and retail industries, represent a significant portion of our advertising revenues. Structural changes (such as the decreased number of automotive dealers and brands) and business failures in these industries have affected our revenues and continued structural changes, consolidation or business failures in any of these industries could have significant further impact on our revenues. Any political, economic, social or technological change resulting in a significant reduction in the advertising spending of these sectors could adversely affect our advertising revenues or its ability to increase such revenues. In addition, because many of the products and services offered by our advertisers are largely discretionary items, weakening economic conditions could reduce the consumption of such products and services and, thus, reduce advertising for such products and services. Changes in advertisers’ spending priorities during economic cycles (such as the current cycle) may also affect our results. Disasters (domestic or external to the United States), acts of terrorism, political uncertainty or hostilities also could lead to a reduction in advertising expenditures as a result of supply or demand issues, uninterrupted news coverage and economic uncertainty.

Pricing for advertising may continue to face downward pressure.

During 2013, 2012 and 2011, in response to weakness and fluctuations in the economy, advertisers increasingly purchased lower-priced inventory rather than higher-priced inventory, and increasingly demanded lower pricing, in addition to increasingly purchasing later and through advertising inventory from third-party advertising networks. If advertisers continue to demand lower-priced inventory and/or otherwise continue to put downward pressure on pricing, our operating margins and ability to generate revenue could be further adversely affected.

Our success is dependent upon audience acceptance of our content, particularly our radio programs, which is difficult to predict.

Media and radio content production and distribution are inherently risky businesses because the revenues derived from the production and distribution of media content or a radio program, and the licensing of rights to the intellectual property associated with the content or program, depend primarily upon their acceptance and perceptions by the public, which are difficult to predict. The commercial success of content or a program also depends upon the quality and acceptance of other competing programs released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which are difficult to predict. Finally, the costs of content and programming may change significantly if new performance royalties (such as those that have been proposed by members of Congress from time to time) are imposed upon radio broadcasters or internet operators and such changes could have a material impact upon our business.

Ratings for broadcast stations and traffic on a particular website are also factors that are weighed when advertisers determine which outlets to use and in determining the advertising rates that the outlet receives. Poor ratings or traffic levels can lead to a reduction in pricing and advertising revenues. For example, if there is an event causing a change of programming at one of our stations, there could be no assurance that any replacement programming would generate the same level of ratings, revenues or profitability as the previous programming. In addition, changes in ratings methodology and technology could adversely impact our ratings and negatively affect our advertising revenues.

Arbitron, the leading supplier of ratings data for U.S. radio markets, has developed technology to passively collect data for its ratings service. The Portable People Meter™ (the “PPM™”) is a small, pager-sized device that does not require any active manipulation by the end user and is capable of automatically measuring radio, television, Internet, satellite radio and satellite television signals that are encoded for the service by the broadcaster. All of our market ratings are being measured by the PPM™ with the exception of Richmond. Due to its smaller market size, Richmond will remain on the diary methodology. In each market, there has been a compression in the relative ratings of all stations in the market, enhancing the competitive pressure within the market for advertising dollars. In addition, ratings for certain stations when measured by the PPM™ as opposed to the traditional diary methodology can be materially different. Because of the competitive factors we face and the introduction of the PPM™ (which continues to have market impact), we cannot assure investors that we will be able to maintain or increase our current audience ratings and advertising revenue.

A disproportionate share of our net revenue comes from radio stations in a small number of geographic markets and from Reach Media.

For the year ended December 31, 2013, approximately 50.2% of our net revenue was generated from the sale of advertising in our core radio business, excluding Reach Media. Within our core radio business, four of the 15 markets in which we operate radio stations accounted for approximately 57.0% of our radio station net revenue for the year ended December 31, 2013. Revenue from the operations of Reach Media, along with revenue from both the Houston and Washington, DC markets accounted for approximately 28.4% of our total consolidated net revenue for the year ended December 31, 2013. Revenue from the operations of Reach Media, along with revenue from four of the 15 markets in which we operate radio stations, accounted for approximately 40.8% of our total consolidated net revenue for the year ended December 31, 2013. Adverse events or conditions (economic (and including government cutbacks) or otherwise) could lead to declines in the contribution of Reach Media or to declines in one or more of the significant contributing markets (Houston, Washington, DC, Atlanta and Baltimore), which could have a material adverse effect on our overall financial performance and results of operations.

We may lose audience share and advertising revenue to our competitors.

Our radio stations and other media properties compete for audiences and advertising revenue with other radio stations and station groups and other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, outdoor advertising, the internet and direct mail. Adverse changes in audience ratings, internet traffic and market shares could have a material adverse effect on our revenue. Larger media companies with more financial resources than we have may enter the markets in which we operate causing competitive pressure. Further, other media and broadcast companies may change their programming format or engage in aggressive promotional campaigns to compete directly with our media properties for audiences and advertisers. This competition could result in lower ratings or traffic and, hence, lower advertising revenue for us or cause us to increase promotion and other expenses and, consequently, lower our earnings and cash flow. Changes in population, demographics, audience tastes and other factors beyond our control, could also cause changes in audience ratings or market share. Failure by us to respond successfully to these changes could have an adverse effect on our business and financial performance. We cannot assure that we will be able to maintain or increase our current audience ratings and advertising revenue.

We recently changed the programming format of certain of our stations in response to demographic changes and/or significant shifts in ratings due to changes in ratings technology. There is no assurance that this change in programming will generate the same or better levels of ratings, revenues or profitability as the previous programming.

If we are unable to successfully identify, acquire and integrate businesses pursuant to our diversification strategy, our business and prospects may be adversely impacted.

We are pursuing a strategy of acquiring and investing in other forms of media that complement our core radio business in an effort to grow and diversify our business and revenue streams. This strategy depends on our ability to find suitable opportunities and obtain acceptable financing. Negotiating transactions and integrating an acquired business could result in significant costs, including significant use of management’s time and resources.

Our diversification strategy partially depends on our ability to identify attractive media properties at reasonable prices and to divest properties that are no longer strategic to our business. Further, entering new businesses may subject us to additional risk factors. Some of the material risks that could hinder our ability to implement this strategy include:

·	continued economic sluggishness and fluctuations;

·	limitations under the terms of our credit facilities and/or bond indentures;

·
inability to find buyers for media properties we target for sale at attractive prices due to decreasing market prices for radio stations or the inability of a potential buyer to obtain credit in the current economic environment;

·
failure or delays in completing acquisitions or divestitures due to difficulties in obtaining required regulatory approval, including possible difficulties by the seller or buyer in obtaining antitrust approval for acquisitions in markets where we already own multiple stations or establishing compliance with broadcast ownership rules;

·	reduction in the number of suitable acquisition targets due to increased competition for acquisitions;

·	we may lose key employees of acquired companies or stations;

·	difficulty in integrating operations and systems and managing a diverse media business;

·	failure of some acquisitions to prove profitable or generate sufficient cash flow; and

·	inability to finance acquisitions on acceptable terms, through incurring debt or issuing stock.

We can provide no assurance that our diversification strategy will be successful.

We must respond to the rapid changes in technology, services and standards in order to remain competitive.

Technological standards across our media properties are evolving and new media technologies are emerging. We cannot assure that we will have the resources to acquire new technologies or to introduce new features or services to compete with these new technologies. Several new media technologies and/or features are being, or have been, developed, including the following:

·	satellite delivered digital audio radio service, which has resulted in the introduction of satellite radio services with sound quality equivalent to that of compact discs;

·	audio programming by cable television systems, direct broadcast satellite systems, internet content providers and other digital audio broadcast formats;

·
streaming audio and video content available for listening and/or viewing on the Internet and/or available for downloading to portable devices (including streaming via Wi-Fi, mobile phones, smart phones, netbooks, tablets and similar portable devices, WiMAX, the Internet and MP3 players);

·	and search capabilities embedded within social media platforms.

New media has resulted in fragmentation in the advertising market, and we cannot predict the effect, if any, that additional competition arising from new technologies may have on the radio broadcasting industry, our multi-media business or on our financial condition and results of operations, which may be adversely affected if we are not able to adapt successfully to these new media technologies.

The loss of key personnel, including certain on-air talent, could disrupt the management and operations of our business.

Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees, including certain on-air personalities. We believe that the combination of skills and experience possessed by our executive officers and other key employees could be difficult to replace, and that the loss of one or more of them could have a material adverse effect on us, including the impairment of our ability to execute our business strategy. In addition, several of our on-air personalities and syndicated radio programs hosts have large loyal audiences in their respective broadcast areas and may be significantly responsible for the ratings of a station. The loss of such on-air personalities or any change in their popularity could impact the ability of the station to sell advertising and our ability to derive revenue from syndicating programs hosted by them. We cannot be assured that these individuals will remain with us or will retain their current audiences or ratings.

As a part of our diversification strategy, we continue to develop our internet businesses. Failure to effectuate this strategy may adversely affect our brands and business prospects.

Our diversification strategy is in part dependent upon the development of our internet businesses. In order for our internet businesses to grow and succeed over the long-term, we must, among other things:

·	significantly increase our online traffic and revenue;

·	attract and retain a base of frequent visitors to our web sites;

·	expand the content, products and tools we offer on our web sites;

·	respond to competitive developments while maintaining a distinct identity across each of our online brands;

·	attract and retain talent for critical positions;

·	maintain and form relationships with strategic partners to attract more consumers;

·	continue to develop and upgrade our technologies; and

·	bring new product features to market in a timely manner.

We cannot assure that we will be successful in achieving these and other necessary objectives. If we are not successful in achieving these objectives, our business, financial condition and prospects could be adversely affected.

If our interactive unit does not continue to develop and offer compelling and differentiated content, products and services, our advertising revenues could be adversely affected.

In order to attract internet consumers and generate increased activity on our internet properties, we believe that we must offer compelling and differentiated content, products and services. However, acquiring, developing and offering such content, products and services may require significant costs and time to develop, while consumer tastes may be difficult to predict and are subject to rapid change. If we are unable to provide content, products and services that are sufficiently attractive to our internet users, we may not be able to generate the increases in activity necessary to generate increased advertising revenues. In addition, although we have access to certain content provided by our other businesses, we may be required to make substantial payments to license such content. Many of our content arrangements with third parties are non-exclusive, so competitors may be able to offer similar or identical content. If we are not able to acquire or develop compelling content and do so at reasonable prices, or if other companies offer content that is similar to that provided by our interactive unit, we may not be able to attract and increase the engagement of internet consumers on our internet properties.

Continued growth in our internet advertising business also depends on our ability to continue offering a competitive and distinctive range of advertising products and services for advertisers and publishers and our ability to maintain or increase prices for our advertising products and services. Continuing to develop and improve these products and services may require significant time and costs. If we cannot continue to develop and improve its advertising products and services or if prices for its advertising products and services decrease, our internet advertising revenues could be adversely affected.

More individuals are using devices other than personal and laptop computers to access and use the internet, and, if we cannot make our products and services available and attractive to consumers via these alternative devices, our internet advertising revenues could be adversely affected.

Internet users are increasingly accessing and using the internet through devices other than a personal or laptop computer, such as mobile tablets and smartphones, which differ from computers with respect to memory, functionality, resolution and screen size. In order for consumers to access and use our products and services via these alternative devices, we must ensure that our products and services are technologically compatible with such devices. We also must secure arrangements with device manufacturers and wireless carriers in order to have placement and functionality on the alternative devices and to more effectively reach consumers. If we cannot effectively make our products and services available on alternative devices, fewer internet consumers may access and use our products and services and our advertising revenue may be negatively affected.

Unrelated third parties may claim that we infringe on their rights based on the nature and content of information posted on websites maintained by us.

We host internet services that enable individuals to exchange information, generate content, comment on our content, and engage in various online activities. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and internationally. While we monitor postings to such websites, claims may be brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that may be posted online or generated by our users. Our defense of such actions could be costly and involve significant time and attention of our management and other resources.

If we are unable to protect our domain names, our reputation and brands could be adversely affected.

We currently hold various domain name registrations relating to our brands, including radio-one.com and interactiveone.com. The registration and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon or otherwise decrease the value of, our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find our websites and our services.

Future asset impairment to the carrying values of our FCC licenses and goodwill could adversely impact our results of operations and net worth.

As of December 31, 2013, we had approximately $659.8 million in broadcast licenses and $272.0 million in goodwill, which totaled $931.8 million, and represented approximately 65.9% of our total assets. Therefore, we believe estimating the fair value of goodwill and radio broadcasting licenses is a critical accounting estimate because of the significance of their carrying values in relation to our total assets. We recorded an impairment charge of approximately $14.9 million against our radio broadcasting licenses during the year ended December 31, 2013. We recorded an impairment charge of $313,000 against our radio broadcasting licenses during the year ended December 31, 2012.

We are required by Accounting Standards Codification (“ASC”) 350, “Intangibles—Goodwill and Other,” to test our goodwill and indefinite-lived intangible assets for impairment at least annually, which we have traditionally done in the fourth quarter, or on an interim basis when events or changes in circumstances suggest impairment may have occurred. Impairment is measured as the excess of a) the carrying value of the goodwill over its implied fair value or b) the carrying value of indefinite-lived intangible assets over their fair value. Impairment may result from deterioration in our performance, changes in anticipated future cash flows, changes in business plans, adverse economic or market conditions, adverse changes in applicable laws and regulations, or other factors beyond our control. The amount of any impairment must be expensed as a charge to operations. Fair values of FCC licenses and goodwill have been estimated using the income approach, which involves a 10-year model that incorporates several judgmental assumptions about projected revenue growth, future operating margins, discount rates and terminal values. We also utilize a market-based approach to evaluate our fair value estimates. There are inherent uncertainties related to these assumptions and our judgment in applying them to the impairment analysis.

As discussed in Note 5 to our audited financial statements incorporated by reference elsewhere in this registration statement, the limited economic recovery and limited credit environment has weakened advertising demand in general, and has led to declining radio and online advertising, reduced growth expectations, deteriorating profits and cash flows, debt downgrades and fewer sales transactions with lower multiples. During the first, second and third quarters of 2013, the total market revenue growth for certain markets in which we operate was below that used in our 2012 annual impairment testing. We deemed that to be an impairment indicator that warranted interim impairment testing of certain market’s radio broadcasting licenses, which we performed as of March 31, 2013, June 30, 2013 and September 30, 2013. We recorded an impairment charge of approximately $1.4 million related to our Cincinnati FCC radio broadcasting licenses during the first quarter of 2013. In addition, we recorded an impairment charge of approximately $9.8 million related to our Philadelphia, Cincinnati and Cleveland radio broadcasting licenses during the second quarter of 2013. Finally, we recorded an impairment charge of approximately $3.7 million related to our Boston and Cleveland radio broadcasting licenses during the third quarter of 2013. The remaining radio broadcasting licenses that were tested during 2013 were not impaired. The results of our annual impairment testing as of October 1, 2013, indicated that the carrying value for our broadcasting licenses, as well as goodwill associated with all reporting units had not been impaired. For the years ended December 31, 2013, 2012 and 2011, we recorded impairment charges against radio broadcasting licenses and goodwill of approximately $14.9 million, $313,000 and approximately $22.3 million, respectively.

Changes in certain events or circumstances could result in changes to our estimated fair values, and may result in further write-downs to the carrying values of these assets. Additional impairment charges could adversely affect our financial results, financial ratios and could limit our ability to obtain financing in the future.

If material weaknesses or significant control deficiencies occur in the future, the accuracy and timing of our financial reporting may be adversely affected.

During the second quarter of 2013, we identified a material weakness in our internal control over financial reporting. We did not maintain adequate internal controls with regard to the review of the preparation of the condensed consolidating financial statements of guarantors in the footnotes to our previously filed financial statements in our Form 10-K for the year ended December 31, 2012 (the “2012 10-K”). As a result, we restated our condensed consolidating footnote in our 2012 10-K and in our Forms 10-Q for the quarter ended March 31, 2012, June 30, 2012, September 30, 2012 and March 31, 2013. In response to this material weakness, we have restructured our Finance and Accounting functions and engaged additional resources with the appropriate depth of experience for our Finance and Accounting departments, updated our accounting policies and procedures to ensure that accounting personnel have sufficient guidance to remediate the previously communicated weakness and to appropriately evaluate all disclosure requirements and implemented a required senior management, legal and accounting review to specifically address all disclosures and related financial information. We cannot assure you that we will not in the future have additional material weaknesses. If other material weaknesses or other significant control deficiencies occur, our ability to accurately and timely report our financial results could be impaired, which could result in late filings of our annual and quarterly reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, restatements of our consolidated financial statements and could adversely affect our reputation, results of operations and financial condition.

Disruptions or security breaches of our information technology infrastructure could interfere with our operations, compromise customer information and expose us to liability, possibly causing our business and reputation to suffer.

Any internal technology error or failure impacting systems hosted externally at third party locations, or large scale external interruption in technology infrastructure we depend on, such as power, telecommunications or the internet, may disrupt our technology network. Any individual, sustained or repeated failure of technology could impact our customer service and result in increased costs or reduced revenues. Our technology systems and related data may also be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While we have in place, and continue to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly to prevent a business disruption and its adverse financial and reputational consequences to our business.

 In addition, as a part of our ordinary business operations, we may collect and store sensitive data, including personal information of our customers and employees. The secure operation of the networks and systems on which this type of information is stored, processed and maintained is critical to our business operations and strategy. Any compromise of our technology systems resulting from attacks by hackers or breaches due to employee error or malfeasance could result in the loss, disclosure, misappropriation of or access to customers’, employees’ or business partners’ information. Any such loss, disclosure, misappropriation or access could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information disrupt operations and damage our reputation, any or all of which could adversely affect our business.

Risks Related to Regulation

Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.

Within our primary business, we are required to maintain radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and are renewable. Certain of our radio broadcasting licenses began to expire in October 2011 and others expire at various times through April 1, 2022. While we anticipate receiving all renewals, interested third-parties may challenge our renewal applications. In addition, we are subject to extensive and changing regulation by the FCC with respect to such matters as programming, indecency standards, technical operations, employment and business practices. If we or any of our significant stockholders, officers, or directors violate the FCC’s rules and regulations or the Communications Act of 1944, as amended (the “Communications Act”), or is convicted of a felony, the FCC may commence a proceeding to impose fines or sanctions upon us. Examples of possible sanctions include the imposition of fines, the renewal of one or more of our broadcasting licenses for a term of fewer than eight years or the revocation of our broadcast licenses. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

There is significant uncertainty regarding the FCC’s media ownership rules, and such rules could restrict our ability to acquire radio stations.

The Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses. The FCC’s media ownership rules remain in flux and subject to further agency and court proceedings. On May 25, 2010, the FCC instituted an inquiry as part of its 2010 quadrennial review of its media ownership rules to seek public comment on and evaluate such rules to determine whether any changes are warranted.

In addition to the FCC media ownership rules, the outside media interests of our officers and directors could limit our ability to acquire stations. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock.

Increased enforcement by the FCC of its indecency rules against the broadcast industry could adversely affect our business operations.

The FCC’s rules prohibit the broadcast of obscene material at any time and indecent or profane material on broadcast stations between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition against broadcasting indecent material because of the vagueness of the FCC’s indecency/profanity definition, coupled with the spontaneity of live programming. The FCC has in the past vigorously enforced its indecency rules against the broadcasting industry and has threatened to initiate license revocation proceedings against broadcast licensees for “serious” indecency violations. In 2004 the FCC indicated that it was enhancing its enforcement efforts relating to the regulation of indecency. The FCC has found on a number of occasions that the content of broadcasts has contained indecent material. In such instances, the FCC issued fines or advisory warnings to the offending broadcast licensees. Moreover, the FCC has in some instances imposed separate fines against broadcasters for each allegedly indecent “utterance,” in contrast with its previous policy, which generally considered all indecent words or phrases within a given program as constituting a single violation. On July 13, 2010, the United States Court of Appeals for the Second Circuit (“Second Circuit”) issued a decision in which it vacated the FCC’s indecency policy pursuant to which any broadcast of a single “utterance” of a “fleeting expletive” would be deemed by the FCC to be presumptively indecent. In this decision, the Second Circuit also called into question the constitutionality of the FCC’s indecency policy generally. In November 2010, the Second Circuit denied a petition for rehearing of that decision, and in January 2011, the Second Circuit vacated an FCC decision at issue in another indecency appeal, relying on its July 2010 and November 2010 decisions. The FCC appealed to the Supreme Court, which agreed to review the Second Circuit’s actions. In June 2012, the Supreme Court issued a decision which, while setting aside the particular FCC actions under review on narrow due process grounds, declined to rule on the constitutionality of the FCC’s indecency policies. It is not possible to predict whether and, if so, how the FCC will revise its indecency policy in response to the Supreme Court’s decision, or the effect of such decision on us. The fines for broadcasting indecent material are a maximum of $325,000 per utterance. The determination of whether content is indecent is inherently subjective and, as such, it can be difficult to predict whether particular content could violate indecency standards. The difficulty in predicting whether individual programs, words or phrases may violate the FCC’s indecency rules adds significant uncertainty to our ability to comply with the rules. Violation of the indecency rules could lead to sanctions which may adversely affect our business and results of operations. In addition, the FCC’s heightened focus on the indecency regulatory scheme, against the broadcast industry generally, may encourage third parties to oppose our license renewal applications or applications for consent to acquire broadcast stations.

Changes in current federal regulations could adversely affect our business operations.

Congress and the FCC have considered, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, affect the profitability of our broadcast stations. In particular, Congress is considering a revocation of radio’s exemption from paying royalties to performing artists for use of their recordings (radio already pays a royalty to songwriters, composers and publishers). In addition, commercial radio broadcasters and entities representing artists are negotiating agreements that could result in broadcast stations paying royalties to artists. A requirement to pay additional royalties could have an adverse effect on our business operations and financial performance.

New or changing federal, state or international privacy legislation or regulation could hinder the growth of our internet business.

A variety of federal and state laws govern the collection, use, retention, sharing and security of consumer data that our internet business uses to operate its services and to deliver certain advertisements to its customers, as well as the technologies used to collect such data. Not only are existing privacy-related laws in these jurisdictions evolving and subject to potentially disparate interpretation by governmental entities, new legislative proposals affecting privacy are now pending at both the federal and state level in the U.S. Changes to the interpretation of existing law or the adoption of new privacy-related requirements could hinder the growth of our internet business. Also, a failure or perceived failure to comply with such laws or requirements or with our own policies and procedures could result in significant liabilities, including a possible loss of consumer or investor confidence or a loss of customers or advertisers.

Our operation of various real properties and facilities could lead to environmental liability.

As the owner, lessee or operator of various real properties and facilities, we are subject to various federal, state and local environmental laws and regulations. Historically, compliance with these laws and regulations has not had a material adverse effect on our business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require us to make significant expenditures of funds.

Risks Related to Our Corporate Governance Structure

Two common stockholders have a majority voting interest in Radio One and have the power to control matters on which our common stockholders may vote, and their interests may conflict with yours.

As of December 31, 2013, our Chairperson and her son, our President and CEO, collectively held approximately 94% of the outstanding voting power of our common stock. As a result, our Chairperson and our CEO control our management and policies and most decisions involving or impacting upon Radio One, including transactions involving a change of control, such as a sale or merger. The interests of these stockholders may differ from the interests of our other stockholders and our debtholders. In addition, certain covenants in our debt instruments require that our Chairperson and the CEO maintain a specified ownership and voting interest in Radio One, and prohibit other parties’ voting interests from exceeding specified amounts. In addition, the TV One operating agreement provides for adverse consequences to Radio One in the event our Chairperson and CEO fail to maintain a specified ownership and voting interest in us. Our Chairperson and the CEO have agreed to vote their shares together in elections of members to the board of directors of Radio One.

Further, we are a “controlled company” under rules governing the listing of our securities on the NASDAQ Stock Market because more than 50% of our voting power is held by our Chairperson and the CEO. Therefore, we are not subject to NASDAQ Stock Market listing rules that would otherwise require us to have: (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. While a majority of our board members are currently independent directors, we do not make any assurances that a majority of our board members be independent directors at any given time.

Risks Related to Our Investment in TV One

TV One has substantial indebtedness that we are required to reflect in our total consolidated indebtedness. Certain restrictions in the indenture governing the TV One indebtedness could impact upon TV One’s ability to make distributions to us.

On February 25, 2011, TV One incurred $119.0 million of indebtedness in connection with the redemption of certain of its financial investor and management members. The debt was issued in a private offering in the form of the TV One Notes. Until the issuance of the TV One Notes, TV One operated without any long-term indebtedness. With our majority interest in TV One, we are required to reflect TV One’s indebtedness in our total consolidated indebtedness. Further, the indenture governing the TV One Notes contains certain covenants that could impact upon TV One’s operations, including its ability to make distributions. Under the terms of such indenture, TV One is permitted to make distributions to us so long as, at the time of and after giving effect to such distribution to us: (i) no default or event of default has occurred and is continuing or would occur as a consequence of such distribution; (ii) the consolidated EBITDA of TV One for the most recent four-quarter period for which internal financial statements are available, was greater than $25 million; and (iii) TV One would have at least $5.0 million of liquidity on a pro forma basis after giving effect to such distribution to us. While we currently do not foresee these restrictions prohibiting TV One from making distributions to us, to the extent the restrictions do prohibit TV One from making distributions to us, it could impact upon our overall liquidity and our ability to maintain compliance under the terms of our outstanding indebtedness, including our Senior Credit Facility and the notes following the completion of this offering.

We may not realize all of the expected benefits from our investment in TV One.

We believe that the TV One investment will provide us with a number of benefits, including helping us realize our operating strategy of becoming a multi-media entertainment and information content provider to African-American consumers. Our ability to realize the anticipated benefits of the TV One investment will depend on TV One’s success. Our management is and continues to be required to devote significant attention and resources to these efforts, which may disrupt our other businesses. If our investment in TV One is not executed effectively, it could preclude realization of the full benefits we expect. Failure to realize the anticipated benefits of this investment may have a material adverse effect on our results of operations. In addition, the efforts required to realize the benefits of our investment in TV One may result in material unanticipated problems, expenses, liabilities, competitive responses, and the diversion of our management’s attention, and a material negative impact on our consolidated results of operations. Beginning at the end of 2014, we or Comcast, our partner in TV One, can demand an appraisal of TV One. Such a demand could trigger an event whereby we buy out Comcast from the partnership or they buy out our remaining interest in the partnership.  We cannot assure you of the outcome of this event and whether we will retain our interest in TV One or obtain a greater interest in TV One.

Our ability to control the operations of TV One will be limited by the rights of our partners.

Our ability to operate and otherwise fully integrate the operations of TV One with our operations will be limited by the terms of our agreements with our partner, Comcast. We own 51.9% of TV One and hold two of its three board seats. However, the operations of TV One could be disrupted or otherwise adversely affected to the extent we become involved in disputes with our partner regarding the strategic direction or operations of TV One. Potential conflicts of interest could also arise if we enter into any new commercial arrangements with TV One in the future. The board of directors of TV One, in the exercise of its fiduciary duties to all of the equityholders of TV One, may take actions that may not always be in our best interests and such actions could lead to outcomes that have a material negative impact on our results of operations or financial condition.

We consolidate the financial results of TV One into our own financial results in accordance with GAAP as a result of our approximately 51.9% controlling ownership interest in TV One. This causes the total assets and liabilities on our balance sheet to appear larger than they would otherwise and our statement of operations to reflect larger revenues and expenses than would be the case absent such consolidation. In that regard, we note that we will include our proportionate share of TV One’s earnings in calculating and reporting our net income attributable to common stockholders and Adjusted EBITDA although we will only be entitled to include its earnings in calculating our net income for purposes of the indenture governing the notes to the extent such earnings have been distributed to us for so long as TV One is not considered a “Restricted Subsidiary” under such indenture. In addition, the operating agreement (and related agreements) that created and governs TV One contains certain limited conditions under which such distributions may be made and certain restrictions in the indenture governing the TV One Notes could also impact upon TV One’s ability to make distributions to us. Although TV One is consolidated with our financial statements, it will not guarantee the notes and will not initially be considered a “Restricted Subsidiary” under the indenture governing the notes offered hereby and, as a result, will not be subject to any of the restrictive covenants contained in the indenture that would otherwise apply to our “Restricted Subsidiaries” under the indenture.

A decline in advertising expenditures could cause TV One’s revenues and operating results to decline significantly in any given period.

TV One derives substantial revenues from the sale of advertising. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. Disasters, acts of terrorism, political uncertainty or hostilities could lead to a reduction in advertising expenditures as a result of economic uncertainty. Advertising expenditures may also be affected by increasing competition for the leisure time of audiences. In addition, advertising expenditures by companies in certain sectors of the economy, including the automotive and financial segments, represent a significant portion of TV One’s advertising revenues. Any political, economic, social or technological change resulting in a reduction in these sectors’ advertising expenditures may adversely affect TV One’s revenue. Advertisers’ willingness to purchase advertising may also be affected by a decline in audience ratings for TV One’s programming, the inability of TV One to retain the rights to popular programming, increasing audience fragmentation caused by the proliferation of new media formats, including other cable networks, the Internet and video-on-demand and the deployment of portable digital devices and new technologies which allow consumers to time shift programming, make and store digital copies and skip or fast-forward through advertisements. Any reduction in advertising expenditures could have an adverse effect on TV One’s revenues and results of operations.

TV One’s success is dependent upon audience acceptance of its content, which is difficult to predict.

Television content production is inherently a risky business because the revenues derived from the production and distribution of a television program and the licensing of rights to the associated intellectual property, depend primarily upon the public’s level of acceptance, which is difficult to predict. The commercial success of a television program also depends upon the quality and acceptance of other competing programs in the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which are difficult to predict. Rating points are also factors that are weighed when determining the advertising rates that TV One receives. Poor ratings can lead to a reduction in pricing and advertising revenues. Consequently, low public acceptance of TV One’s content may have an adverse effect on TV One’s results of operations. Further, recent competitive network launches, such as the networks launched by Oprah Winfrey, Sean Combs and Magic Johnson, could take away from our audience share and ratings and thus have an adverse effect on TV One’s results of operations.

The loss of affiliation agreements could materially adversely affect TV One’s results of operations.

TV One is dependent upon the maintenance of affiliation agreements with cable and direct broadcast distributors for its revenues, and there can be no assurance that these agreements will be renewed in the future on terms acceptable to such distributors. The loss of one or more of these arrangements could reduce the distribution of TV One’s programming services and reduce revenues from subscriber fees and advertising, as applicable. Further, the loss of favorable packaging, positioning, pricing or other marketing opportunities with any distributor could reduce revenues from subscriber fees. In addition, consolidation among cable distributors and increased vertical integration of such distributors into the cable or broadcast network business have provided more leverage to these distributors and could adversely affect TV One’s ability to maintain or obtain distribution for its network programming on favorable or commercially reasonable terms, or at all. Since its inception, TV One has not gone through a renewal process with respect to its affiliation agreements. Some of its major affiliation agreements expire at the end of calendar year 2014 through 2016, and the results of TV One’s renewal process could have a material adverse effect on TV One’s revenues and results and operations. We cannot assure you that TV One will be able to renew its affiliation agreements on commercially reasonable terms, or at all. A loss of a major affiliation agreement could have a material adverse effect on TV One’s revenues and results of operations.

Changes in consumer behavior resulting from new technologies and distribution platforms may impact the performance of our businesses.

TV One faces emerging competition from other providers of digital media, some of which have greater financial, marketing and other resources than we do. In particular, content offered over the Internet has become more prevalent as the speed and quality of broadband networks have improved. Providers such as Hulu TM , Netflix TM , Apple TM , Amazon TM  and Google TM , as well as gaming and other consoles such as Microsoft’s Xbox TM , Apple TV TM , Sony’s PS3 TM , Nintendo’s Wii TM  and Roku TM , are aggressively establishing themselves as alternative providers of video services. These services and the growing availability of online content, coupled with an expanding market for mobile devices and tablets that allow users to view content on an on-demand basis and Internet-connected televisions, may impact our traditional distribution methods for our services and content. Additionally, devices that allow users to view television programs on a time-shifted basis and technologies that enable users to fast-forward or skip programming, including commercials, such as DVRs and portable digital devices and systems that enable users to store or make portable copies of content, have caused changes in consumer behavior that may affect the attractiveness of our offerings to advertisers and could therefore adversely affect our revenues. If we cannot ensure that our distribution methods and content are responsive to TV One’s target audiences, our business could be adversely affected.

The failure or destruction of satellites and transmitter facilities that TV One depends upon to distribute its programming could materially adversely affect TV One’s businesses and results of operations.

TV One uses satellite systems to transmit its programming to affiliates. The distribution facilities include uplinks, communications satellites and downlinks. Transmissions may be disrupted as a result of local disasters, including extreme weather, that impair on-ground uplinks or downlinks, or as a result of an impairment of a satellite. Currently, there are a limited number of communications satellites available for the transmission of programming. If a disruption occurs, TV One may not be able to secure alternate distribution facilities in a timely manner. Failure to secure alternate distribution facilities in a timely manner could have a material adverse effect on TV One’s businesses and results of operations. In addition, TV One uses studio and transmitter facilities that are subject to damage or destruction. Failure to restore such facilities in a timely manner could have a material adverse effect on TV One’s businesses and results of operations.

TV One’s operating results are subject to seasonal variations and other factors.

TV One’s business has experienced and is expected to continue to experience seasonality due to, among other things, seasonal advertising patterns and seasonal influences on people’s viewing habits. Typically, TV One revenue from advertising increases in the fourth quarter. In addition, advertising revenues in even-numbered years benefit from advertising placed by candidates for political offices. The effects of such seasonality make it difficult to estimate future operating results based on the previous results of any specific quarter and may adversely affect operating results.

Economic conditions may adversely affect TV One’s businesses and customers.

The United States continues to experience sluggishness and volatility in its economy. These factors could lead to lower consumer and business spending for TV One’s products and services, particularly if customers, including advertisers, subscribers, licensees, retailers, and other consumers of TV One’s offerings and services, reduce demands for TV One’s products and services. In addition, in unfavorable economic environments, TV One’s customers may have difficulties obtaining capital at adequate or historical levels to finance their ongoing business and operations and may face insolvency, all of which could impair their ability to make timely payments and continue operations. TV One is unable to predict the duration and severity of weakened economic conditions and such conditions and resultant effects could adversely impact TV One’s businesses, operating results, and financial condition.

Increased programming and content costs may adversely affect TV One’s profits.

TV One produces and acquires programming (including motion pictures) and content and incurs costs for all types of creative talent, including actors, authors, writers and producers as well as marketing and distribution. An increase in any of these costs may lead to decreased profitability.

Piracy of TV One’s programming and other content, including digital and internet piracy, may decrease revenue received from the exploitation of TV One’s programming and other content and adversely affect its businesses and profitability.

Piracy of programming is prevalent in many parts of the world and is made easier by the availability of digital copies of content and technological advances allowing conversion of such programming and other content into digital formats, which facilitates the creation, transmission and sharing of high quality unauthorized copies of TV One’s content. The proliferation of unauthorized copies and piracy of these products has an adverse effect on TV One’s businesses and profitability because these products reduce the revenue that TV One potentially could receive from the legitimate sale and distribution of its products and services. In addition, if piracy were to increase, it would have an adverse effect on TV One’s businesses and profitability.

Changes in U.S. communications laws or other regulations may have an adverse effect on TV One’s business.

The television and distribution industries in the United States are highly regulated by U.S. federal laws and regulations issued and administered by various federal agencies, including the FCC. The television broadcasting industry is subject to extensive regulation by the FCC under the Communications Act. The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation of TV One. For example, the FCC has initiated a proceeding to examine and potentially regulate more closely embedded advertising such as product placement and product integration. Enhanced restrictions affecting these means of delivering advertising messages may adversely affect TV One’s advertising revenues. Changes to the media ownership and other FCC rules may affect the competitive landscape in ways that could increase the competition faced by TV One. Proposals have also been advanced from time to time before the U.S. Congress and the FCC to extend the program access rules (currently applicable only to those cable program services which also own or are owned by cable distribution systems) to all cable program services. TV One’s ability to obtain the most favorable terms available for its content could be adversely affected should such an extension be enacted into law. TV One is unable to predict the effect that any such laws, regulations or policies may have on its operations.

Vigorous enforcement or enhancement of FCC indecency and other program content rules against the broadcast and cable industries could have an adverse effect on TV One’s businesses and results of operations.

The FCC has in the past vigorously enforced its indecency rules against the broadcast industry. Some policymakers support the extension of the indecency rules that are applicable to over-the-air broadcasters to cover cable programming and/or attempts to increase enforcement of or otherwise expand existing laws and rules. If such an extension, attempt to increase enforcement or other expansion took place and was found to be constitutional, some of TV One’s content could be subject to additional regulation and might not be able to attract the same subscription and viewership levels.

Our President and Chief Executive Officer has an interest in TV One that may conflict with your interests.

We have an employment agreement with our President and Chief Executive Officer, Mr. Alfred C. Liggins, III. The employment agreement provides, among other things, that in recognition of Mr. Liggins’ contributions in founding TV One on our behalf, he is eligible to receive an award amount equal to 8% of any proceeds from distributions or other liquidity events in excess of the return of our aggregate investment in TV One. Our obligation to pay the award will be triggered only after our recovery of the aggregate amount of its capital contribution in TV One and only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event with respect to our membership interest in TV One. Mr. Liggins’ rights to the TV One Award (i) cease if he is terminated for cause or he resigns without good reason and (ii) expire at the termination of his employment agreement (but similar rights could be included in the terms of a new employment agreement). As a result of this arrangement, the interest of Mr. Liggins’ with respect to TV One may conflict with your interests as holders of our debt or equity securities. For example, Mr. Liggins may seek to have Radio One acquire additional equity interests in TV One using cash generated from operations or additional borrowings under the Senior Credit Facility or have TV One itself pursue acquisitions, joint ventures, financings or other transactions that, in his judgment, could increase the amount of the TV One Award by increasing the amount of our investment in TV One or enhancing the equity value of TV One, even though such transactions might involve risks to holders of our equity or debt securities

Risks Related to our Substantial Indebtedness

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations.

We have substantial indebtedness.  As of December 31, 2013, we had approximately $815.6 million of total indebtedness.  In addition, subject to restrictions in our senior credit facility and the indentures governing our notes, we may incur additional indebtedness.  Our high level of indebtedness could have important consequences, including the following:

·	it may be more difficult for us to satisfy our obligations with respect to our senior credit facility and other indebtedness;

·	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

·
we must use a substantial portion of our cash flow from operations to pay interest and principal on our indebtedness, which may reduce the funds available to us for other purposes, such as capital expenditures;

·	we may be limited in our ability to borrow additional funds;

·
we may have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

·	we are more vulnerable to economic downturns and adverse developments in our business.

We expect to fund our expenses and to pay the principal and interest on our notes, our senior credit facility and other debt from cash flow from our operations, including via distributions that may be made by TV One.  Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors.  We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors.  Further, as previously noted, TV One incurred substantial indebtedness.  Our cash flow may not be sufficient to allow us to pay principal and interest on our debt and meet our other obligations.  If we do not have enough liquidity, we may be required to refinance all or part of our existing debt, sell assets or borrow more money.  We may not be able to do so on terms acceptable to us, if at all.  In addition, the terms of existing or future debt agreements, including our senior credit facility and the indenture governing our notes may restrict us from pursuing any of these alternatives.

Our failure to comply with restrictive covenants contained in our senior credit facility or the indentures governing our notes could lead to an event of default under such instruments.

Our senior credit facility and the indentures governing our notes impose significant covenants on us.  The agreement governing our senior credit facility also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios.  Our ability to comply with these ratios may be affected by events beyond our control.  Our breach of any restrictive covenants in the agreement governing our senior credit facility or the indentures governing our notes or our inability to comply with the required financial ratios could result in a default under the agreement governing our senior credit facility.  If a default occurs, the lenders under our senior credit facility may elect to declare all borrowings outstanding, together with all accrued interest and other fees, to be immediately due and payable which would result in an event of default under our notes.  The lenders would also have the right in these circumstances to terminate any commitments they have to provide further borrowings.  If we are unable to repay outstanding borrowings when due, the lenders under our senior credit facility will also have the right to proceed against our collateral, including our available cash and owned real property, granted to them to secure the indebtedness.  If the indebtedness under our senior credit facility or our notes were to be accelerated, we cannot assure that our assets would be sufficient to repay in full that indebtedness and our other indebtedness.

Despite current anticipated indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future.

Despite our current level of indebtedness, we may be able to incur additional indebtedness, including additional secured or unsecured indebtedness.  Although our senior credit facility and the indentures governing our notes contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to important exceptions and qualifications.  If we or our subsidiaries incur additional indebtedness which is permitted under these agreements, the risks that we and they now face as a result of our leverage could intensify.  If our financial condition or operating results deteriorate, our relations with our creditors, including the holders of our notes, the lenders under our senior credit facility and our suppliers, may be materially and adversely affected.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness, including our senior credit facility and notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including our notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including our notes, on or before the maturity thereof, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations.  In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all.  Our ability to restructure or refinance our indebtedness, including our notes, will depend on the condition of the capital markets and our financial condition at such time.  Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.  The terms of existing or future debt instruments, including the indentures governing our notes offered hereby, may limit or prevent us from taking any of these actions.  In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all.  Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our notes.

Restrictive covenants in our senior credit facility and the indentures governing our notes may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

Our senior credit facility and the indentures governing our notes contain, and instruments governing any future indebtedness of ours may contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest.  Our senior credit facility and the indentures governing our notes, among other things, limit our ability to:

·	incur additional indebtedness or issue preferred stock;

·	pay dividends or make other distributions or repurchase or redeem our stock or prepay or redeem certain indebtedness;

·	sell assets and issue capital stock of restricted subsidiaries;

·	incur liens;

·	enter into agreements restricting our subsidiaries’ ability to pay dividends;

·	enter into transactions with affiliates;

·	engage in new lines of business;

·	consolidate, merge or sell our assets;

·	make investments; and

·	engage in certain intercompany matters.

Also, the senior credit facility requires us to maintain compliance with certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control, and we cannot assure that we will meet these ratios.

The restrictions contained in our senior credit facility and in the indentures governing our notes could adversely affect our ability to:

·	finance our operations;

·	make needed capital expenditures;

·	make strategic acquisitions or investments or enter into alliances;

·	withstand a future downturn in our business or the economy in general;

·	engage in business activities, including future opportunities, that may be in our interest; and

·	plan for or react to market conditions or otherwise execute our business strategies.

A breach of any of the restrictive covenants could, or our inability to comply with the maintenance financial covenants would, result in an event of default under our senior credit facility.   If, when required, we are unable to repay or refinance our indebtedness under, or amend the covenants contained in, our senior credit facility, or if a default otherwise occurs that is not cured or waived, the lenders under the senior credit facility could elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable or institute foreclosure proceedings against those assets that secure the borrowings under our senior credit facility.  Should the outstanding obligations under our senior credit facility be accelerated and become due and payable because of our failure to comply with the applicable debt covenants in the future, we would be required to search for alternative measures to finance current and ongoing obligations of our business.  There can be no assurance that such financing will be available on acceptable terms, if at all.  Our ability to obtain future financing or to sell assets could be adversely affected because a very large majority of our assets have been secured as collateral under our senior credit facility.  In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.  In addition, there are other situations (including certain changes in the ownership and voting interest in Radio One of our Chairperson and the CEO) where our debt may be accelerated and we may be unable to repay such debt.  Any of these scenarios could adversely impact our liquidity and results of operations.

Our ability to meet our obligations under our debt, in part, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

We conduct a significant portion of our business operations through our subsidiaries and joint ventures. In servicing payments to be made on our indebtedness, we will rely, in part, on cash flows from these subsidiaries and joint ventures, mainly dividend payments.  The ability of these subsidiaries and joint ventures to make dividend payments to our Company will be affected by, among other factors, the obligations of these entities to their creditors (including TV One’s creditors), requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.  For example, the joint venture agreement (and related agreements) that created and governs TV One contains certain limited conditions under which distributions may be made.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes. General corporate purposes may include:

•	providing working capital;

•	funding capital expenditures;

•	acquisitions or other investments in our business; or

•	repaying debt.

We will set forth in the applicable prospectus supplement our intended use for the net proceeds from the sale of any securities. Pending application, we may temporarily invest the net proceeds that we receive from those sales.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus, includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4), through an underwriter or underwriters acting as principal or agent; or

•	privately negotiated transactions.

We may also enter into hedging transactions.  For example, we may:

•
enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker- dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•
enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•
loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriter or agent compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered Class D shares may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive and any profits they receive on the resale of the offered Class D shares may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered Class D shares for their own account. The underwriters may resell the offered Class D shares in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. The securities may be offered to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered Class D shares will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered Class D shares. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered Class D shares to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered Class D shares upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered Class D shares. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which our outstanding securities are received in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received in this offering under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered Class D shares to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered Class D shares directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

If the offered Class D shares are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered Class D shares, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered Class D shares. We have no current plans for the listing of the debt securities or preferred stock on any securities exchange; any such listing with respect to any particular debt securities or preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for, or purchases of, shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

The Company’s Amended and Restated Certificate of Incorporation provides for four classes of common stock: Class A; Class B; Class C; and Class D. Each class of shares has a $.001 par value.  There are 30,000,000 Class A shares authorized with 2,344,968 issued and outstanding as of April 4, 2014.  There are 150,000,000 Class B shares authorized with 2,861,843 shares issued and outstanding as of April 4, 2014.  There are 150,000,000 Class C shares authorized with 2,928,906 shares issued and outstanding as of April 4, 2014. There are 150,000,000 Class D shares authorized with 39,435,103 shares issued and outstanding as of April 4, 2014.  Finally, there are 1,000,000 shares of convertible preferred stock authorized with a par value of $.001.   However, no shares of convertible preferred stock were outstanding at April 4, 2014 or are currently outstanding.

The shares being offered under this prospectus and registration statement are Class D shares of common stock.  Generally, except as summarized below, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. The holders of Class C and Class D common stock are not entitled to vote on any matters. The holders of Class A common stock can convert such shares into shares of Class C or Class D common stock. Subject to certain limitations, the holders of Class B common stock can convert such shares into shares of Class A common stock. The holders of Class C common stock can convert such shares into shares of Class A common stock. The holders of Class D common stock have no such conversion rights.

Listing

Our Class D common stock is traded on the NASDAQ Stock Market under the symbol “ROIAK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Ballard Spahr LLP.

EXPERTS

The consolidated financial statements of Radio One, Inc. appearing in Radio One, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

We incorporate by reference the documents listed below, and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the effectiveness of this registration statement and before the termination of the offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 (filed with the SEC on March 31, 2014);

•	Our Current Reports on Form 8-K filed with the SEC on January 27, 2014 (Items 8.01 and 9.01 only), January 29, 2014, February 10, 2014, February 25, 2014, March 5, 2014 and March 19, 2014;

•
The information under the sections entitled “The Board of Directors and Committees of the Board,” “Security Ownership of Beneficial Owners and Management,” “Compensation Discussion and Analysis,” “Executive Compensation,” “Certain Relationships and Related Transactions,” and “Principal Accounting Fees and Services” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 3, 2013;

•
The description of our common stock contained in our registration statement on Form 8-A (filed with the SEC on May 17, 2000) under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description; and

•
All other documents filed by us with the SEC under Sections 13 and 14 of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at:

Radio One, Inc.
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
(301) 429-3200

Information about us is also available at our website at http://www.radio-one.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our Annual Report on Form 10‑K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, www.radio-one.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

Registration Statement filing fee		$12,880
Printing fees and expenses		*
Legal fees		*
Accounting fees		*
Miscellaneous fees		*
Trustee fees		*
Total	$	*

* Fees and expenses (other than the SEC Registration Fee to be paid upon filing of this registration statement) will depend on the securities offered, the number of issuances and the nature of the offerings, and cannot be estimated at this time.

Item 15.   Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides generally that a person sued (other than in a derivative suit) as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. In the case of a derivative suit, a director, officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys’ fees, if the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which such director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory under section 145 of the DGCL in the case of a director or officer who is successful on the merits in defense of a suit against him.

The Company’s Amended and Restated Certificate of Incorporation provides that the Company shall indemnify (including indemnification for expenses incurred in defending or otherwise participating in any proceeding) its directors and officers to the fullest extent authorized or permitted by the DGCL, as it may be amended, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators except that such right shall not apply to proceedings initiated by such indemnified person unless it is a successful proceeding to enforce indemnification or such proceeding was authorized or consented to by the board of directors. The Amended and Restated Certificate of Incorporation also specifically provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as director. The provision is limited to monetary damages, applies only to a director’s actions while acting within his or her capacity as a director, and does not entitle the Company to limit director liability for any judgment resulting from (a) any breach of the director’s duty of loyalty to the Company or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit.

The Company’s Amended and Restated Bylaws incorporate substantially the provisions of the DGCL in providing for indemnification of directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company. In addition, the Company is authorized to indemnify employees and agents of the Company and may enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise, the Company understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement*
4.1	Specimen stock certificate for Class D shares
5.1	Opinion of Ballard Spahr LLP
23.1	Consent of Ernst & Young LLP (filed herewith)
23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page filed herewith)

________________________

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B;

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Silver Spring, State of Maryland, on April 11, 2014.

RADIO ONE INC.
(Registrant)

By: /s/ Peter D. Thompson
Name: Peter D. Thompson
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alfred C. Liggins  and Peter D. Thompson, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Alfred C. Liggins	Chief Executive Officer and Director	April 11, 2014
Alfred C. Liggins	(Principal Executive Officer)

/s/ Peter D. Thompson	Executive Vice President and Chief Financial Officer	April 11, 2014
Peter D. Thompson	(Principal Financial and Accounting Officer)

/s/ Catherine L. Hughes	Chairperson, Founder and Director	April 11, 2014
Catherine L. Hughes

/s/ D. Geoffrey Armstrong	Director	April 11, 2014
D. Geoffrey Armstrong

/s/ Terry L. Jones	Director	April 11, 2014
Terry L. Jones

/s/ Brian W. McNeill	Director	April 11, 2014
Brian W. McNeill

/s/ Ronald E. Blaylock	Director	April 11, 2014
Ronald E. Blaylock

/s/ Dennis A. Miller	Director	April 11, 2014
Dennis A. Miller